                                                                    EXHIBIT 99.2


Novell/SilverStream Acquisition Frequently Asked Questions
June 9, 2002



TABLE OF CONTENTS

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
General....................................................................    2
About Novell...............................................................    7
About SilverStream.........................................................   11

Novell/SilverStream Acquisition Frequently Asked Questions
June 9, 2002



GENERAL

      WHAT DID NOVELL ANNOUNCE TODAY?
         Novell, Inc today announced it has entered into a definitive agreement to acquire SilverStream Software, Inc., a leader in Web services business application development.

      WHY IS NOVELL ACQUIRING SILVERSTREAM?
         SilverStream is a strategic acquisition of a leading provider of web services technology that adds another leg to Novell's business and puts Novell at the forefront of delivering a package that enables customers to develop and deploy Web-based applications reliably and securely. Among its competitors, now only Novell can provide the comprehensive combination of business solutions, development capabilities and reliable, secure infrastructure that help enterprises of all types to exploit new technologies while still leveraging their existing IT investment

         MARKET OPPORTUNITY
         We are witnessing a once in a decade transformation in the way new business applications are built. The emergence and acceptance of web services and services oriented application architecture will enable the massive integration of previously disparate systems on an unprecedented scale. For the first time, organizations can now realize the full potential of their information and technology assets by developing business systems that are flexible - and that dramatically improve customer and partner interactions.

         STRATEGY
         Novell plans to emerge as a formidable competitor in Web Services market. By combining its directory and security leadership with SilverStream's Web services technology leadership, and Cambridge's strategy and delivery, Novell now provides the reliable, secure infrastructure, the development capabilities and business solutions that enable enterprises to exploit new technologies while leveraging significant IT investments.

      HOW WAS SILVERSTREAM CHOSEN?
         Novell did an exhaustive review of virtually every vendor in this domain. They analyzed each for technological and strategic fit as well as from a business value point of view. SilverStream provided the right team, right product, and a unified focus around services and technology that Novell deemed strategic.

Novell/SilverStream Acquisition Frequently Asked Questions
June 9, 2002



      WHAT ARE THE TERMS OF THE ACQUISITION?

         VALUE - Under terms of the agreement, Novell will make a cash tender offer of $9 per share for every outstanding share of SilverStream stock. With approximately 23.6 million shares projected to be outstanding when this transaction is consummated, the total cash acquisition price, before acquisition fees, is currently estimated to be approximately $212 million. Assuming a closing of the acquisition in July, cash on SilverStream's balance sheet is expected to total approximately $100 million, which will yield a net cash outlay by Novell of approximately $112 million, before additional acquisition fees and merger related costs.

         STRUCTURE - The acquisition has been structured as a two-step transaction with a cash tender offer to be followed by a merger. Under terms of the agreement, Novell will commence a cash tender offer to acquire all of the outstanding shares of SilverStream common stock at a price of $9.00 per share, followed by a merger in which the holders of the remaining outstanding shares of SilverStream common stock will receive the same cash price. The tender offer requires that at least a majority of the fully diluted shares be tendered.

         APPROVALS: The acquisition has been approved by the board of directors of each company and is subject to customary conditions, including regulatory, and other standard approvals. David Litwack, president and chief executive officer of SilverStream, and certain other SilverStream shareholders who are offices or directors of the company and their respective affiliates have agreed to tender their shares, which represent in the aggregate approximately 20% of the currently outstanding shares of common stock.

         CLOSING TIMEFRAME: If more than 90% of the outstanding shares of SilverStream stock are tendered to Novell in the course of the tender offer, the acquisition would be expected to close before the end of Novell's third fiscal quarter. If less than 90% of the shares of SilverStream stock are tendered, a formal stockholder meeting of SilverStream stockholders will need to be called to approve the transaction, and the acquisition would be expected to close during Novell's fourth fiscal quarter.

         STOCK HOLDER PARTICIPATION: Anybody who owns shares of SilverStream common stock prior to the closing would have the right to receive the per share price offered by Novell.

      HOW WILL THE COMPANIES OPERATE?
         For the immediate future, SilverStream will operate as a separate business unit.

Novell/SilverStream Acquisition Frequently Asked Questions
June 9, 2002



         MANAGEMENT: Novell will retain the key members of the SilverStream executive team. SilverStream's David Litwack will become a Senior Vice President of Novell and will join Novell's Worldwide Management Committee. David will also manage the SilverStream business, and will report to Christopher Stone, Vice Chairman, Office of the CEO of Novell.

         BRANDING: Subsequent to closing, SilverStream's eXtend product line will be re-branded under the Novell name.

         SALES: The SilverStream sales team will remain intact and work for the existing sales leaders at SilverStream. They will act as an overlay sales force with expertise in application development. They will be trained on Novell products and how to sell alongside Novell sales and consulting.

         SERVICES: There are no changes planned for SilverStream and Novell's services and support organizations.

         SUPPORT: All SilverStream support contracts and company contacts will remain in place. SilverStream customers will continue to receive update assurance and experience no disruption or change in their current service.

         OFFICES: Novell's has offices in 37 countries worldwide with engineering resources in Europe and Bangalore, India. Their corporate headquarters are in Provo, Utah with executive Offices in Boston, MA. SilverStream has offices in 17 countries worldwide and their corporate headquarters are in Billerica, MA.

      WILL MY SILVERSTREAM CONTACTS REMAIN THE SAME?
         Yes, all SilverStream contacts remain the same.

      WHAT WILL BECOME OF SILVERSTREAM'S PRODUCTS?
         The SilverStream eXtend product line will be re-branded as Novell eXtend, with the exception of the SilverStream eXtend Application Server. The SilverStream Application Server will be branded as a component of Novell's infrastructure product portfolio, and will continue to be enhanced, maintained and supported by the same engineers and support staff that SilverStream customers are accustomed to working. No SilverStream products will be discontinued.

      IS THERE PRODUCT OVERLAP?
         There is very little product overlap. Although Novell and SilverStream product lines are mostly complimentary, product groups from both companies will identify opportunities for technology sharing and develop plans to be implemented after the close.

Novell/SilverStream Acquisition Frequently Asked Questions
June 9, 2002



      WHAT IS A "SERVICES ORIENTED ARCHITECTURE"? HOW DOES IT RELATE TO WEB SERVICES?
         A Services Oriented Architecture (SOA) is a loosely coupled, standards-based, process-driven, directory-enabled, network-aware architecture. It provides the foundation for building dynamic interactive applications that integrate existing information assets. Web Services play a significant role in SOA enabling systems to be loosely coupled and accessed through a standard communication protocol. However, SOA also includes a secure, reliable infrastructure, a design environment and tools to rapidly build services oriented applications.

      DONOVELL AND SILVERSTREAM SHARE COMMON CUSTOMERS?
         There are many common customers. Novell is used by over 80% of all Fortune 1000 companies. As Web Services becomes more prevalent and accepted, the notion of developing and integrating applications and data across organizations has a heavy *networking* requirement.

      HOW DOES THE ACQUISITION BENEFIT CUSTOMERS?
         Novell customers will now have an environment to develop services oriented applications -- a capability they have repeatedly requested. SilverStream customers will receive the benefits of a managed, secure infrastructure along with formidable global resources. Together SilverStream and Novell will be able to offer the business expertise, the development platform, and the network infrastructure that companies need to move to a Web services environment.

      HOW DOES THE ACQUISITION BENEFIT PARTNERS?
         The joining of Novell and SilverStream will provide a broader market presence and present more opportunity for partners.

      HOW DOES THIS AFFECT PARTNERSHIPS WITH SILVERSTREAM?
         SilverStream will continue to work with their partners. Contracts will remain in effect through the initial transition and SilverStream and Novell will determine the appropriate time and mechanism for transitioning contracts to Novell.

      HOW DOES THIS IMPACT CAMBRIDGE CONSULTANTS? WILL THEY STILL RECOMMEND THIRD PARTY TOOLS?
         CTP grew up as the pioneer of rapid application development. This is a natural fit for CTP's consultants, because development times on this platform can be improved by as much as 50%. So, yes, CTP will use this. However, CTP is not limited to using Novell products. CTP's goal is to provide the best possible solution to a customer's business problem, wherever that might come from. If a customer wants to use another platform in their solution, Cambridge will support them.

Novell/SilverStream Acquisition Frequently Asked Questions
June 9, 2002



      WHAT IS THE COMPETITIVE SIGNIFICANCE OF THIS ACQUISITION?
         Novell one Net delivers the most comprehensive products and services for planning, implementing and managing Services Oriented Architectures. Unlike the competition, Novell does not have a homogeneous approach to software or software development. SilverStream supports cross-platform, multi-protocol, interoperability among heterogeneous environments. Novell and SilverStream provide their customers the freedom to choose. Novell's key differentiators will be derived from five key areas.

            - INTEGRATION capabilities of the platform to maximize investment from historical IT investments

            - INTERACTION AND ADVANCED PORTALS capabilities of the platform to create and enhance relationships with outside constituencies

            - SECURITY which includes identity, provisioning and management for all users inside and outside the firewall

            - INTEROPERABILITY with O/S, app servers, and development environments (J2EE, .Net)

            - PRODUCTIVITY that reduces development time by up to 50% compared to the competition.

         Both Novell and SilverStream bring a cross-platform philosophy into this relationship. Novell has no interest in protecting a particular hardware or software platform with this technology. If customers wish to use an application server from one of the leading vendors, Novell will support that. There is much more to being a Web services platform than just an application server. Leading vendors like SilverStream deliver a high productivity environment with comprehensive integration capabilities, process management and interaction capabilities to build dynamic applications that take advantage of customers' existing infrastructures. With Novell eXtend, customers will always be free to choose from the leading application server products.

      ARE THERE PLANS TO INTEGRATE THE PRODUCT LINES?

         Product management and R&D groups from both companies will begin developing plans for sharing and combining technologies. Expect to see more definitive timelines in the coming months.

Novell/SilverStream Acquisition Frequently Asked Questions
June 9, 2002



     WHERE CAN I FIND MORE INFORMATION REGARDING THE ACQUISITION?
         This document is neither an offer to purchase nor a solicitation of an offer to sell SilverStream shares. At the time the expected tender offer is commenced, Novell will file tender offer materials with the Securities and Exchange Commission and SilverStream will file a solicitation/recommendation statement with respect to the tender offer. The tender offer materials, including an offer to purchase, a related letter of transmittal and other offer documents, and the solicitation/recommendation statement will contain important information. You should read this information carefully before making any decisions about the tender offer. The tender offer materials, certain other offer materials, and the solicitation/recommendation statement will be sent to all stockholders of SilverStream free of charge. In addition, all of these materials will be available free of charge on at the SEC's website at www.sec.gov.


--------------------------------------------------------------------------------

ABOUT NOVELL
http://www.Novell.com

      WHO IS NOVELL?
         Novell, Inc. is the leading provider of Net business solutions designed to secure and power the networked world. Novell and its eServices division, Cambridge Technology Partners, help organizations solve complex business challenges, simplify their systems and processes, and capture new opportunities with one Net solutions. Novell provides worldwide channel, consulting, education and developer programs to support its offerings.

Novell/SilverStream Acquisition Frequently Asked Questions
June 9, 2002



         HISTORY: Novell Data Systems began life in 1979 as a computer manufacturer and maker of disk operating systems. In January 1983, Raymond J. Noorda and Safeguard Scientific, a venture capital firm, reincorporated NDSI as Novell, Inc. to design and market software and hardware used for data networks. Also in 1983, Novell introduced NetWare, the first LAN software based on file-server technology. Through the 1980s, corporate requirements for networks grew significantly, with LANs being increasingly replaced by Wide Area Networks (WANs), which unified large corporate environments. By the early 1990s, Novell's NetWare operating system, updated to add key features for distributed enterprises, led this market with nearly a 70 percent share. Dr. Eric Schmidt, formerly Sun Microsystems' chief technology officer, took over the reins at Novell in March 1997. Schmidt accelerated Novell's efforts to leverage its core networking strengths in the Internet arena. He quickly announced a product roadmap to base all of Novell's products on IP, the Internet communications protocol. In the summer of 2001, Novell acquired Cambridge Technology Partners, a leading eSolutions consulting firm, to strengthen its ability to deliver both services and products to customers.

         FAST FACTS
         - Offices in 37 countries
         - Number of Employees: over 6,000
         - Net Sales 2001: $1040M
         - Publicly Traded: (NASDAQ: NOVL)

      WHO ARE NOVELL'S CUSTOMERS?
         Novell has broad market penetration across all sizes and types of organizations. Novell is present in an estimated 80% of Fortune 1000 companies. Most recent directory figures put licenses for eDirectory at 423 million. Representative customers of Novell include British Telecom, Sesame Workshop, WellsFargo, IDACORP Energy, the British Ministry of Defense, Reader's Digest, and many state and local government and education entities.

      WHAT ARE SOME OF THE RESULTS NOVELL HAS ACHIEVED FOR ITS CUSTOMERS?
         Novell provides rapid, significant return on IT investments for its customers. Because Novell solutions are designed to operate on whatever network customers have, they provide a more rapid return on investment than offerings, which require significant hardware and software upgrades to deliver new services. Savings from Novell solutions are measurable. For example, IDC has calculated ZENworks for Desktops provides an ROI of over 2,000 percent in three years, with a payback period as short as 3 months. In a tough economy, these are exactly the sorts of solutions companies are looking for.

Novell/SilverStream Acquisition Frequently Asked Questions
June 9, 2002



      WHAT ARE THE FEATURES AND BENEFITS OF NOVELL'S PRODUCTS?
         Novell's technology is known for unparalleled reliability, security, and scalability. This has become even more critical for companies moving their business processes online. Novell's `one Net' value proposition is that it helps clients move quickly, safely, and cost effectively to the networked world.

         Novell delivers end-to-end professional services and cross-platform software that provide customers with solutions that deliver business value and rapid ROI. The acquisition of Cambridge improved on their ability to deliver on their vision. Novell now is focusing its services capabilities to leverage their technology leadership around directory and cross-platform support.

         With Novell's Net business solutions, experienced teams of professionals quickly assess, recommend, integrate and implement technology-objective, tailored business solutions to streamline one or more areas of a customer's value chain. Current Net business solutions focus around partner and employee portals, identity management/user provisioning, technology rationalization, and business process management for government.

         Key features and benefits for each are:

         NETWORKING AND STORAGE: Novell NetWare and storage-related products fulfill the one Net vision by providing non-stop access, Net-ready security and high availability to networked information. NetWare provides the most secure and reliable platform for running Net services software. The end-user experience is improved through critical services such as Internet file access with iFolder, Internet printing with iPrint and cross-client access with the Native File Access Pack. Clustering, NetDevice, backup and other storage-related enhancements deliver solid value while providing unbeatable levels of uptime and reliability.

         ACCESS AND SECURITY: Expands a customers network without sacrificing security. Novell solutions simplify network security administration, lowering costs while enhancing the users' experience; they unify identity management for all users, so they can have secure access and single sign-on to all of their applications, databases, and platforms; and they link all Web sites, servers and applications with consistent protection, so internal and external networks can work together - securely - as one Net.

Novell/SilverStream Acquisition Frequently Asked Questions
June 9, 2002



         CONTENT & APPLICATION MANAGEMENT: Creates a secure, personalized workplace for each user, liberating the user to work from any machine at any location - whether connected or disconnected. The ZENworks family of products function as a complete desktop, handheld and server management solution for office and mobile systems. Combined with Novell Portal Services, IT managers can aggregate and manage content and applications from virtually any source.

         USER PROVISIONING: Novell is a leader in delivering provisioning solutions, which dramatically reduce administration costs, enhance productivity and increase security by automating the process of granting, maintaining and revoking access rights to network resources. These provisioning solutions enable organizations to provide all of their users, employees, customers, partners, suppliers, etc., immediate access to the personalized resources they need in order to be productive.

         COLLABORATION: Security and cost are collaboration's two highest priorities. Novell offers the most reliable and secure collaboration solution, ensuring minimal business disruption, and offers a cost-effective option to organizations of all sizes. Novell collaboration delivers secure integration and functionality across all aspects of an organization's communications needs, affordably extending the collaboration infrastructure to all internal employees, desk-based and deskless, as well as external

      WHO DOES NOVELL COMPETE WITH AT PRESENT?
         On the server side, Novell competes with Microsoft and Linux. On the directory front, Sun ONE and Microsoft are the other major players. Novell's security solutions compete with a number of offerings from security vendors. Our management tools compete with Intel, Microsoft, and HP.

Novell/SilverStream Acquisition Frequently Asked Questions
June 9, 2002



      WHAT ARE THE COMPETITIVE ADVANTAGES OF NOVELL'S PRODUCTS AND TECHNOLOGY?
         Novell is one of the most widely respected technology companies in the world and has won numerous honors and awards for being best-in-class on the strength of its simplicity, security, scalability and ability to work across all leading operating platforms. Because Novell's solutions are built to work across leading operating platforms, Novell allows customers to leverage existing IT investments to meet their eBusiness needs, rather than forcing them into costly upgrades of software and hardware. Because of this additive nature of Novell solutions, Novell's customers are able to get a much more rapid - and higher - return on investment than what they'd achieve following, for example, a single-vendor approach for their network, which is both costly and extremely disruptive to the existing business.

      WHAT ARE NOVELL'S REVENUES?
         Novell had $274 million in revenue in its second fiscal quarter, which ended April 30, down 1 percent from its first fiscal quarter. Novell, like other enterprise software and services firms, has been hit by the slowdown in IT spending globally and for the first six months of fiscal 2002 posted a 13 percent year-over-year in the software segment of its business. Novell has forecast revenue relatively flat to its second fiscal quarter for its third quarter which ends July 31, 2002. For FY2002 Novell anticipates total revenue of approximately $1.1 billion. With the benefit of an improving IT marketplace, Novell anticipates returning to year-over-year revenue growth in its fiscal 2003.


--------------------------------------------------------------------------------

ABOUT SILVERSTREAM
http://www.SilverStream.com

      WHO IS SILVERSTREAM?
         SilverStream Software, Inc. (Nasdaq: SSSW) provides a comprehensive, Visual integrated Services Environment that simplifies and accelerates the creation and delivery of Web services-oriented business applications. SilverStream's technology is based on the best of Java, XML, and Web Services, and enables organizations to rapidly deliver business applications to the Web. Our flagship product suite - SilverStream eXtend(TM) - gives customers a competitive advantage by unlocking the business value of existing systems and delivering relevant information to those who need it when they need it.

         FAST FACTS
         IPO August, 1999 (Nasdaq: SSSW)
         2001 Revenues of $68 million



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Novell/SilverStream Acquisition Frequently Asked Questions
June 9, 2002



         Customers: 1,700+
         Employees: 480

         COMPANY HEADQUARTERS
         SilverStream Software, Inc.
         Two Federal Street
         Billerica, MA 01821
         Phone: (978) 262-3000
         Fax: (978) 262-3499
         Web: http://www.SilverStream.com


      WHAT IS SILVERSTREAM EXTEND?
         SilverStream eXtend is an award-winning Visual Integrated Services Environment (ISE) for rapidly creating, deploying and managing advanced Web applications based on J2EE and Web services. Using SilverStream eXtend, application developers can rapidly deliver dynamic, interactive and standards-based solutions that integrate existing information assets no matter where they reside. SilverStream eXtend features breakthrough technology for XML integration to legacy systems, business process management, interactive applications, personalization, content management, user management, wireless device support, and more. In addition, SilverStream eXtend leverages the reliability, security and scalability of leading J2EE application servers, including IBM WebSphere, BEA WebLogic and the SilverStream eXtend Application Server, to offer customers' unparalleled choice and flexibility.

         Unlike the competition, only SilverStream eXtend delivers renowned productivity and portability that that supports aggressive project schedules, leverages existing skills and systems and offers true multi-platform support.

      WHAT ARE THE FEATURES AND BENEFITS OF SILVERSTREAM'S PRODUCTS?
         SilverStream eXtend provides breakthrough technology for XML integration to legacy systems, business process management, interactive applications, personalization, content management, user management, wireless device support, and more. With core functionality for creating J2EE & web services applications, eXtend delivers information and services of to key business constituents any time, anywhere, via any device.

         SilverStream eXtend includes the following four major technology components:

            - SILVERSTREAM EXTEND(TM) COMPOSER: Intuitive and highly productive environment for EAI, B2B and legacy integration and business process modeling

Novell/SilverStream Acquisition Frequently Asked Questions
June 9, 2002



            - SILVERSTREAM EXTEND(TM) DIRECTOR: Powerful J2EE framework for rapidly building information and services delivery applications. Provides engines for personalization, security, workflow, rules and content management

            - SILVERSTREAM EXTEND(TM) WORKBENCH: High productivity J2EE & web services Development Environment for eXtend

            - SILVERSTREAM EXTEND(TM) APPLICATION SERVER: High Performance & Easy to Manage Enterprise Class J2EE 1.3 Application Server

         Unlike any other offering, eXtend offers comprehensive, fully integrated services oriented development capabilities that are accessible through a consistent easy-to-use environment. Using eXtend, application developers can quickly deliver highly interactive solutions that integrate existing business systems.

      WHAT ARE SILVERSTREAM'S COMPETITIVE DIFFERENTIATORS?
         SilverStream eXtend is a rich, services-oriented development and deployment environment for delivering interactive applications and portals that exploit the value of existing information systems. Only SilverStream delivers a broad, platform-independent solution with a consistent, easy-to-use interface for quickly developing and deploying service-oriented applications.

         - SilverStream eXtend offers a highly productive environment supports aggressive project schedules

         - SilverStream eXtend is easy to use, so Applications Developers can leverage their existing skills and systems

         - SilverStream fully tests and supports deployment to leading J2EE application servers such as IBM WebSphere and BEA WebLogic

      WHO ARE SILVERSTREAM'S CUSTOMERS?
         Powering eBusiness operations for more than 1,500 corporations throughout the world, SilverStream Software is changing the way business is being conducted in Global 2000 companies and large organizations such as Amerisure Insurance, the Chicago Stock Exchange, Imperial Sugar, Neighborhood Health Plan, PIC Wisconsin, Samsung Electronics, US Cellular, Zurich Insurance, Proximus, Suzuki, Swiss Life, BNP Paribas and Acer Europe.



                                       13
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Novell/SilverStream Acquisition Frequently Asked Questions
June 9, 2002



      WHAT ARE SOME OF THE RESULTS SILVERSTREAM HAS ACHIEVED FOR ITS CUSTOMERS?
         Global 2000 companies and large organizations use SilverStream's integrated suite of web-services products to change the way they do business. Companies such as Fujitsu PC Corp., Transamerica Life, Imperial Sugar and Shopper's Drug Mart have enhanced business-to-business transactions and improved customer care, by enabling information to flow more fluently across their extended enterprise.

            EXAMPLES:

            - Transamerica Life, integrated and Web-enabled desperate policy systems to provide their distribution channels with 24x7 self-service which reduced network and call center costs and improved agent loyalty.

            - Belgium Railroad created a ticketing application that enabled travel agents (their channel partners) to make reservations via the Web to drive more revenue.

            - Imperial Sugar Web-enabled their legacy order processing system so that their trading partners could purchase products directly over the Internet reducing costs and call center volume.


      WHO ARE SILVERSTREAM'S PARTNERS?
         SilverStream partners with numerous industry leaders including: Sun Microsystems, IBM, Intel, Mercury Interactive, Hewlett Packard, Compaq, Microsoft, Oracle, Deloitte & Touche and Cap Gemini Ernst & Young

      WHAT ARE SILVERSTREAM'S REVENUES?
         In their most recently reported first fiscal quarter, SilverStream had total revenue of $10 million, up 5 percent sequentially from their fourth fiscal quarter 2001. SilverStream believes they can maintain and grow their business from these levels. On a year-over-year basis, SilverStream revenue for their first fiscal quarter was down 56 percent.

      WHERE ARE SILVERSTREAM'S OFFICES?

         US OFFICES: California, Colorado, Connecticut, Illinois, Massachusetts (Headquarters), Michigan, Minnesota, New York, North Carolina, Texas, Virginia, Washington



                                       14
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Novell/SilverStream Acquisition Frequently Asked Questions
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         GLOBAL OFFICES: Australia, Belgium, Canada, China, Czech Republic,
         Denmark, France, Germany, Hong Kong, Italy, Luxembourg, Netherlands, Singapore, Switzerland, Taiwan, United Kingdom


FORWARD LOOKING STATEMENTS:

Statements included in this document that are not historical in nature are "forward-looking statements," including those related to future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and the growth of the market for Web services solutions. You should be aware that Novell's and SilverStream's actual results could differ materially from those contained in the forward-looking statements, which are based on current expectations of Novell and SilverStream management and are subject to a number of risks and uncertainties, including, but not limited to, the satisfaction of the conditions to closing, and, following the consummation of the merger, Novell's ability to integrate SilverStream's operations and employees, Novell's ability to deliver on its one Net Vision of the Internet, Novell's ability to take a competitive position in the Web services industry, business conditions and the general economy, competitive factors, sales and marketing execution, shifts in technologies or market demand and the other factors described in Novell's and SilverStream's Annual Reports on Form 10-K for the 2001 fiscal year and the most recent quarterly report filed by each with the SEC. Novell and SilverStream disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.






                                       15